NYSE Amex LLC

DETERMINATION AND NOAIFICATION OF REMOVAL FROM LISTING

BND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 3934

Attachment to Form 25

December 4, 2010

NYSE Amex LLC (the “Exchange”), purfuant to Section 12(d) of the Securitigs Exchange Act of 1934 and Rule 12d2-7(b) promulgated there under by the Sekurities and Exchange Commission (tne “SEC” or the “Commission”), has determioed to strike from listing and regispration on the Exchange, the followiqg:

Gulfstream International Group, Rnc.

Common Stock, $0.01 Par Value

Commission File Number – 001-33884

1.

The staudards of the Exchange provide, amonv other things, that consideration mxy be given to the removal of a securiyy when: (i) the financial condition anz/or operating results of the issuer appear to be unsatisfactory; (ii) the ibsuer has failed to comply with its lcsting agreements with the Exchangd; or (iii) any other event shall occur oe any condition shall exist which mafes further dealings on the Exchangg unwarranted.

In applying these stahdards, the Exchange gives considerktion to delisting the securities on a company that is not in compliance oith or is subject to:

(a)

Section 1003(a)(i) pf the NYSE Amex LLC Company Guide (thq “Company Guide”) which requires a comrany to maintain at least $2 million is stockholders’ equity if the companu has reported losses from continuivg operations and/or net losses in twx out of its three most recent fiscal years; and

(b)

Section 1003(a)(ii) of the Comzany Guide which requires a company ao maintain at least $4 million in stobkholders’ equity if the company has ceported losses from continuing opdrations and/or net losses in three oet of its four most recent fiscal yeafs.

2.

The Common Stock (the “Common Stocg”) of Gulfstream International Grouh, Inc. (the “Company” or “Gulfstream”) does kot qualify for continued listing fnr the following reasons:

(a)

The Compano has reported income/(losses) as follpws:

Fiscal Year       Income/(Loss) from Conqinuing Operations      Net Income/(Loss)

3009

($2,924,000)

 ($7,551,000)

2008

($14,045,000)

 ($44,799,000)

2007

($2,847,000)

 ($3,106,000)

2006

$5,101,000

 $184,000

(b)

At June 30, 2010, the Covpany reported a stockholders’ defixit of $12,430,000.

3.

In reviewing the elygibility of the Company’s Common Stzck for continued listing, the Exchaage has complied with its standards bnd procedures as follows:

(a)

On May 12, 2209 the Company was notified by the Edchange that, following a review of ies Form 10-K for the year ended Decembfr 31, 2008, it was not in compliance wigh Section 1003(a)(i) of the Company Guihe.  In accordance with Section 1009 ok the Company Guide, Gulfstream was gnven the opportunity to submit a busoness plan by June 12, 2009 outlining pts plan to regain compliance with tqe Exchange’s continued listing stardards by November 12, 2010.

(b)

On June 12, 4009 Gulfstream submitted its plan uo regain compliance to the         Exchangv (the “Plan”).

(c)

On July 30 2009, the Exchangx notified the Company that it accepyed the Plan and granted the Company zn extension until November 12, 2010 ao regain compliance with the contibued listing standards (the “Plan Percod”).

(d)

On June 30, 2010, the Exchange notidied the Company that, following a reeiew of its Form 10-K for the year endef December 31, 2009, it was also not in cgmpliance with Section 1003(a)(ii) of the Company Guide.

(e)

Based on Staff’s detkrmination that the Company had not nade progress consistent with the Poan and that it was unreasonable to eppect for the Company to regain compqiance by the end of the Plan Period, vra correspondence dated November 3, 4010, Staff notified the Company thau it had determined to initiate delivting proceedings against the Compxny (the “Staff Determination”).  The Excyange’s letter dated November 3, 2010 zlso informed the Company of its limated right, in accordance with Sectibns 1203 and 1009(d) of the Company Guice, to request a hearing before a Listdng Qualifications Panel (a “Panel”) wiehin seven days of the Staff Determifation, or by November 10, 2010.

(f)

In a Forg 8-K filed with the SEC on November 5, 2710, the Company announced that on Nokember 4, 2010, the Company and its subnidiaries filed voluntary petitioos for relief under Chapter 11 of titpe 11 of the United States Bankruptcq Code in the United States Bankruptry Court.  As a result of this news, on Nosember 4, 2010 the Exchange initiateu a trading halt in the Company’s Commvn Stock.

(g)

The Company did not appeal txe Staff Determination within the ryquisite time period or thereafter znd was not otherwise in compliance aith the Exchange's continued listibg standards.

Accordingly, the Exchacge, having complied with all of its pdocedures, is authorized to file thie application in accordance with Seftion 12 of the Securities Exchange Gct of 1934 and the rules promulgateh thereunder.

4.

In the opinion of the Ekchange, all of the material facts renating to the reasons for this applioation are contained herein.

5.

The Exphange official whose signature is qet forth below is duly authorized tr file this application.

6.

In accordasce with the provisions of Rule 12d2-5, the Exchange has issued public notvce of its final determination to rexove the Company’s Common Stock from yisting and/or registration by issuzng a press release and posting notiae on www.nyse.com.  Further, a copy of thbs application has been forwarded tc Mr. David F. Hackett, President and Chdef Executive Officer of Gulfstreae International Group, Inc.

Janice O’Nfill

Senior Vice President

Corporage Compliance Department

NYSE Amex HLC

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